Exhibit 10.5

DUNKIN’ BRANDS GROUP, INC.

ANNUAL INCENTIVE PLAN

This Annual Incentive Plan (the “Plan”) has been established to advance the interest of Dunkin’ Brands Group, Inc. (the “Company”) by providing for the grant of Awards to employees of the Company and its Affiliates. The Plan is intended to comply with the requirements for tax deductibility imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), to the extent applicable.

I.	ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have the authority to interpret the Plan, and any interpretation or decision by the Committee with regard to any questions arising under the Plan shall be final and conclusive on all parties. In the case of any Award (as defined in Section III below) intended to qualify as exempt performance-based compensation under Section 162(m), as determined by the Committee (a “Section 162(m) Award”), (i) if any member of the Compensation Committee is not an “outside director” for purposes of such exemption, the “Committee” for purposes of the Plan will consist of a subcommittee consisting of those Committee members who are “outside directors” for such purposes (and where applicable, references in the Plan to the Committee shall be deemed to be references to such subcommittee), (ii) the Committee will exercise its discretion consistent with qualifying the Award for that exemption and (iii) the Committee may delegate to other persons administrative functions that do not involve discretion. In the case of Awards other than Section 162(m) Awards, the Committee may delegate to other persons such duties, powers and responsibilities as it deems appropriate.

II.	ELIGIBILITY; PARTICIPANTS

Executive officers and other employees of the Company and its Affiliates shall be eligible to participate in the Plan. An “Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee shall select, from among those eligible, the persons who shall from time to time participate in the Plan (each, a “Participant”). Participation by a Participant with respect to one Award under the Plan shall not entitle the individual to participate with respect to a subsequent Award or Awards, if any.

III.	GRANT OF AWARDS

The term “Award” as used in the Plan means an award opportunity that is granted to a Participant with respect to the performance period (the “Performance Period”) to which the Award relates. A Participant who is granted an Award shall be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Award, the Participant agrees to the terms of the Award and the Plan. Except as otherwise specified by the Committee in connection with the grant of an Award, the Performance Period applicable to Awards under the Plan shall be the fiscal year of the Company. The Committee shall select the Participants, if any, who are to receive Awards for a Performance Period and, in the case of each Award, shall establish the following:

(a) the Performance Criteria (as defined in Section IV below) applicable to the Award;

(b) the amount or amounts that will be payable (subject to adjustment in accordance with Section V) if the Performance Criteria are achieved; and

(c) such other terms and conditions as the Committee deems appropriate with respect to the Award.

For Section 162(m) Awards, (i) such terms shall be established by the Committee not later than (A) the ninetieth (90th) day after the beginning of the Performance Period, in the case of a Performance Period of 360 days or longer, or (B) the end of the period constituting the first quarter of the Performance Period, in the case of a Performance Period of less than 360 days, and (ii) once the Committee has established the terms of such Award in accordance with the foregoing, it shall not thereafter adjust such terms, except to reduce payments, if any, under the Award in accordance with Section V or as otherwise permitted in accordance with the requirements of Section 162(m).

IV.	PERFORMANCE CRITERIA

As used in the Plan, the term “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. For Section 162(m) Awards, a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): net sales; system-wide sales; comparable store sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); adjusted operating income; adjusted net income; adjusted earnings per share; channel revenue; channel revenue growth; franchising commitments; manufacturing profit; manufacturing profit margin; store closures; return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); points of distribution; gross or net store openings; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel. To the extent consistent with the requirements of Section 162(m), the Committee may establish that, in the case of any Section 162(m) Award, one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria.

V.	CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the close of a Performance Period, the Committee shall determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to each Award granted for the Performance Period have been satisfied and, in the case of Section 162(m) Awards, shall take such steps as are sufficient to satisfy the certification requirement under Section 162(m) as to such performance results. The Committee shall then determine the actual payment, if any, under each Award. No amount may be paid under any Section 162(m) Award unless such certification requirement has been satisfied as set forth above, except as provided by the Committee consistent with the requirements of Section 162(m). The Committee may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Award for a Performance Period, reduce (including to zero) the actual payment, if any, to be made under such Award or, in the case of Awards other than Section 162(m) Awards, otherwise adjust the amount payable under such Award. The Committee may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant.

VI.	PAYMENT UNDER AWARDS

The Committee shall determine the payment dates for Awards under the Plan. Except as otherwise determined by the Committee, no payment shall be made under an Award unless the Participant’s employment with the Company or its Affiliates continues through the date such Award is paid. Payments hereunder are intended to fall under the short-term deferral exception to Section 409A of the Code and the regulations thereunder (“Section 409A”), and shall be construed and administered accordingly. Notwithstanding the foregoing, (i) if the Award letter or other documentation establishing the Award provides a specified and objectively determinable payment date or schedule that satisfies the requirements of Section 409A, payment under an Award may be made in accordance with such date or schedule, and (ii) the Committee may, but need not, permit a Participant to defer payment of an Award (pursuant to the Dunkin’ Brands, Inc. Non-Qualified Deferred Compensation Plan, as amended, or otherwise) beyond the date that the Award would otherwise be payable, provided that any such deferral shall be made in accordance with and subject to the applicable requirements of Section 409A, and that any amount so deferred with respect to a Section 162(m) Award shall be adjusted for notional interest or other notional earnings on a basis, determined by the Committee, to the extent necessary to preserve the eligibility of the Award payment as exempt performance-based compensation under Section 162(m).

VII.	PAYMENT LIMITS

The maximum amount payable to any person for any fiscal year of the Company under Section 162(m) Awards will be $5 million, which limitation, with respect to any such Awards for which payment is deferred in accordance with Section VI above, shall be applied without regard to such deferral.

VIII.  TAX WITHHOLDING

All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings.

IX.	AMENDMENT AND TERMINATION

The Committee may amend the Plan at any time and from time to time; provided, that, with respect to Section 162(m) Awards, no amendment for which Section 162(m) would require shareholder approval in order to preserve the eligibility of such Awards as exempt performance-based compensation shall be effective unless approved by the shareholders of the Company in a manner consistent with the requirements of Section 162(m). The Committee may at any time terminate the Plan.

X.	MISCELLANEOUS

(a) Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case (i) to the extent provided by the Committee in connection with (A) a breach by the Participant of a non-competition, non-solicitation, confidentiality or similar covenant or agreement or (B) an overpayment to the Participant of incentive compensation due to inaccurate financial data, (ii) in accordance with Company policy relating to recovery of erroneously-paid incentive compensation, as such policy may be amended and in effect from time to time, or (iii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act. Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this Section X(a) at such time and in such manner as the Committee shall determine in its sole discretion and consistent with applicable law. The Company will not be responsible for any adverse tax or other consequences to a Participant that may arise in connection with this Section X(a).

(b) No person shall have any claim or right to be granted an Award, nor shall the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ or service of the Company or its Affiliates for that Performance Period or for any other period. The loss of an Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(c) In the case of any Section 162(m) Award, the Plan and such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Award for the exemption for performance-based compensation under Section 162(m), notwithstanding anything to the contrary in the Plan. Awards will not be required to be comply with the provisions of this Plan applicable to Section 162(m) Awards (including, without limitation, the composition of the Committee as set forth in Section I above) if and to the extent they are eligible (as determined by the Committee) for exemption from such limitations by reason of the post-initial public offering transition relief set forth in Treas. Regs. § 1.162-27(f).

(d) Except as otherwise provided in an Award, the Committee shall, in its sole discretion, determine the effect of a Covered Transaction (as defined in the Company’s 2011 Omnibus Incentive Plan, as it may be amended from time to time) on Awards under the Plan.

(e) The Plan shall be effective as of [—] (the “Effective Date”) and shall supersede and replace the Company’s Short Term Incentive Plan with respect to Awards granted after the Effective Date.